EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2011, with respect to the consolidated balance sheets of Federal-Mogul Corporation as of December 31, 2010 and 2009 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2010, in the financial statements of Icahn Enterprises Holdings L.P. that are included in this Registration Statement on Form S-4 and related Prospectus of Icahn Enterprises L.P. for the registration of senior notes.

/s/ Ernst & Young LLP

Detroit, Michigan
January 20, 2012